PENNSYLVANIA COMMERCE BANCORP [LOGO]


                                    CONTACTS
                                    --------

Gary L. Nalbandian                                       Mark A. Zody
Chairman/President                                       Chief Financial Officer
                                 (717) 975-5630


              PENNSYLVANIA COMMERCE BANCORP REPORTS RECORD EARNINGS
              -----------------------------------------------------
                            ASSETS EXCEED $1 BILLION
                            ------------------------

     January 27, 2004- Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Small Cap Market Symbol: COBH) parent company of Commerce
Bank/Harrisburg reported increased deposits, assets and loans for the fourth quarter and the year ended December 31, 2003, it was announced today by Gary L. Nalbandian, Chairman of the bank holding company.

================================================================================

                                DECEMBER 31, 2003
                       FOURTH QUARTER FINANCIAL HIGHLIGHTS
                       -----------------------------------

                                                                       %
                                                                   Increase(1)
                                                                  -------------

   * Total Assets:                            $ 1.05 Billion            34%

   * Total Deposits:                          $  907 Million            25%

   * Total Loans (net):                       $  470 Million            29%

   * Total Revenues:                          $ 12.9 Million            34%

   * Net Income:                              $  1.7 Million            10%


   * Diluted Net Income Per Share:            $ 0.72                     4%


(1) Compared to December 31, 2002 Fourth Quarter Financial Highlights

================================================================================

                                    Three Months Ended                               Year Ended
                                       December 31                                   December 31
                          ---------------------------------------------------------------------------------------
                                                              %                                             %
                           2003            2002           Increase         2003           2002          Increase
                          ---------------------------------------------------------------------------------------
                                                (dollars in thousands, except per share data)

Total Revenues:           $12,875        $ 9,629             34%          $43,880        $35,408           24%

Total Expenses:             9,842          6,916             42%           32,510         25,429           28%

Net Income:                 1,725          1,570             10%            6,557          5,674           16%

Diluted Net Income
Per Share:                $  0.72        $  0.69              4%          $  2.81        $  2.48           13%



                                               Balance Sheet Comparision
                                               -------------------------
                                     12/31/03          12/31/02             % Change
                                    ------------------------------------------------
                                    (dollars in thousands, except per share data)

          Total Assets:             $1,052,246        $  786,598                34%

          Total Loans (net):           469,937           363,735                29%

          Total Deposits:              906,527           726,955                25%

          Core Deposits:               857,978           687,145                25%

     In commenting on the Company's financial results, Chairman Nalbandian said, "Our strong deposit growth of 25% and exceptional loan growth of 29% have propelled us to exceed $1 billion in total assets in only our 18th year of operation. Our combination of strong deposit growth and a low cost of funds provide us with increased profitability while continuing to make substantial investments in new locations, technology and personnel."

     Some of our financial highlights were:

     > The Company opened two new stores in Dauphin County during the fourth quarter, completing our commitment to open a total of five new offices in 2003.

     >    Total revenues grew 34% for the fourth quarter and 24% for 2003.

     >    Net income increased 10% for the fourth quarter and 16% for 2003.

     >    Earnings per share rose 4% for the fourth quarter and 13% for 2003.

     >    Core deposits grew $171 million, or 25%, for the year.

     >    Comparable store core deposits grew 18%.

     >    Total loans grew $106 million, or 29%, for the year.

     > Net interest margin increased to 4.20%, up thirteen basis points from the previous quarter.

Shareholder Returns
-------------------

                                             Commerce              S & P Index
                                             --------              -----------

             1 year                            42.91%                 28.67%
             5 years                           17.95                   -.57
            10 years                           24.16                  11.05

Total Deposits
--------------

     The Company's strong growth continues with total deposits at December 31, 2003 reaching $907 million, a $180 million, or 25%, increase over total deposits of $727 million one year ago.



                       12/31/03        12/31/02       $ Increase        % Change
                       --------        --------       ----------        --------

Core Deposits:         $857,978        $687,145        $170,833           25%

Total Deposits:         906,527         726,955         179,572           25%

     The Company considers core deposits as all deposits other than public certificates of deposit and measures comparable store deposit growth as the annual percentage increase in core deposits for branch offices open two years or more. As of December 31, 2003, 15 of Commerce's 23 branches have been open for two years or more.

     The Company's total deposit cost of funds including non-interest-bearing demand deposits was 0.99% for the fourth quarter of 2003 compared to 1.75% for the fourth quarter of 2002. Total cost of all funding sources was 1.22% for the fourth quarter of 2003 compared to 1.94% for the same period in 2002.


Net Income and Earnings Per Share
---------------------------------

     Net income totaled $1.73 million for the fourth quarter of 2003, up $155,000, a 10% increase over net income of $1.57 million as reported for the fourth quarter of 2002.

     Net income per share on a fully diluted basis for the fourth quarter was $0.72, a 4% increase over the $0.69 recorded for the same period a year ago.


                                        Three Months Ended                              Year Ended
                                           December 31                                 December 31
                          -----------------------------------------------------------------------------------
                                                            %                                            %
                             2003             2002      Increase          2003             2002      Increase
                          -----------------------------------------------------------------------------------
                                       (dollars in thousands, except per share data)

Net Income:               $   1,725        $   1,570        10%        $   6,557        $   5,674        16%

Diluted Net Income
Per Share:                $    0.72        $    0.69         4%        $    2.81        $    2.48        13%

     For the year 2003, net income totaled $6.56 million, up $883,000, or 16%, over net income of $5.67 million for the year 2002.

     Net income per fully diluted share was $2.81 for the year 2003 compared to $2.48 for the same period of 2002, an increase of 13%.

Total Revenues
--------------


                                     Three Months Ended                               Year Ended
                                       December 31                                    December 31
                       ------------------------------------------------------------------------------------------
                                                           %                                                %
                         2003             2002          Increase          2003            2002           Increase
                       ------------------------------------------------------------------------------------------
                                                      (dollars in thousands)
Total Revenues:        $12,875          $ 9,629             34%          $43,880         $35,408             24%

     Total revenues (net interest income plus non-interest income) increased $3.2 million to $12.9 million, a 34% increase over the fourth quarter of 2002. The growth in total revenue for the fourth quarter of 2003 resulted from a 33% increase in net interest income and increased non-interest income of 37%.

     Total revenues for the year 2003 increased by $8.5 million, or 24%, over the year 2002. This increase was the result of a 22% increase in net interest income and a 30% increase in non-interest income.

Net Interest Income and Net Interest Margin
-------------------------------------------

     Net interest income for the fourth quarter of $9.9 million represented a 33% increase over the $7.5 million recorded a year ago. For the year 2003 net interest income totaled $33.9 million, up $6.2 million, or 22%, over $27.7 million for 2002. The Company's strong, low-cost core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in interest income.

     The net interest margin for the fourth quarter of 2003 was 4.20% compared to 4.14% for the fourth quarter 2002. The increase is primarily due to a decrease in the Company's cost of deposit funds to 1.22% during the fourth quarter of 2003 versus 1.94% for the same period in 2002.


Non-Interest Income
-------------------

     Non-interest income for the fourth quarter of 2003 increased to $2.9 million from $2.1 million a year ago, a 37% increase.

     Non-interest income for the year 2003 increased to $10.0 million from $7.7 million in 2002, a 30% increase.

     The growth in non-interest income for the fourth quarter and the year 2003 was reflected in increased deposit charges and service fees and other operating income which are more fully depicted below:


                                          Three Months Ended                             Year Ended
                                             December 31                                December 31
                                --------------------------------------------------------------------------------
                                                                %                                          %
                                  2003          2002        Increase          2003          2002        Increase
                                --------------------------------------------------------------------------------
                                                           (dollars in thousands)

Deposit Charges                  $2,159        $1,891            14%         $7,968        $6,766            18%
& Service Fees:

Other Operating Income              183           251           (27)%         1,142           941            21%
                                --------------------------------------------------------------------------------

Subtotal                          2,342         2,142             9%          9,110         7,707            18%

Net Investment Securities
Gains                               592             -             -             880             -             -
                                --------------------------------------------------------------------------------

Total Non-Interest Income        $2,934        $2,142            37%         $9,990        $7,707            30%

Non- Interest Expenses
----------------------

     Non-interest expenses for the fourth quarter of 2003 were $9.8 million, up 42% from $6.9 million a year ago. Non-interest expenses for the year 2003 were $32.5 million, up 28% from $25.4 million for the year 2002. The increase in non-interest expenses for the fourth quarter and the year 2003 are primarily a result of the Company's rapid growth during the last 2 years and also reflect substantial infrastructure expenditures made by the Company to support future growth. The Company opened 5 new branch offices between mid-June and the end of the year, two of these representing the Company's initial entry into the Berks County market. Also, as of December 31, 2003, eight of the Company's 23 branch offices were constructed within the past 2 years and six of these have been within the past 13 months. As a result of this rapid expansion and planned future growth, the Company has incurred increased expenses to construct the new branch offices and hire the appropriate personnel at all levels which allows us to continue to provide our high level of customer service and convenience.

Lending
-------

     Loans increased $106.2 million, or 29%, to $469.9 million from $363.7 million a year ago, reflecting a continuing commitment to the credit needs of Commerce's market areas. This growth was represented across all loan categories as shown in the table below. Consumer loan growth of 105% has been extremely strong over the past 12 months and is directly related to the Company's increase in branch locations and added consumer lending personnel.

     The composition of the Company's loan portfolio is as follows:


                                                                 Loan Composition
                                                                 ----------------

                              12/31/03       % of Total       12/31/02       % of Total      $ Increase      % Increase
                              --------       ----------       --------       ----------      ----------      ----------
                                                               (dollars in thousands)

Commercial                    $105,164              22 %      $ 86,507              24 %      $ 18,657              22 %

Consumer                        71,007              15          34,598               9          36,409             105

Commercial Real Estate         222,913              47         176,487              48          46,426              26

Residential                     76,860              16          71,289              19           5,571               8
                              --------        --------        --------        --------        --------        --------

       Gross Loans            $475,944            100 %       $368,881             100 %      $107,063

       Less:  Reserves          (6,007)                         (5,146)                           (861)
                              --------                        --------                        --------

       Net Loans              $469,937                        $363,735                        $106,202              29 %

Asset Quality
-------------

     Asset quality continues to be strong as non-performing assets at December 31, 2003 totaled $1.4 million, or 0.13%, of total assets, versus $1.8 million, or 0.23%, of total assets one year ago. Net charge-offs as a percentage of average loans outstanding for the year 2003 were 0.20% as compared to 0.23% for 2002.

     The Company's asset quality results are highlighted below:

                                                     Year Ended
                                                     ----------
                                             12/31/2003      12/31/2002
                                             ----------      ----------

          Non-Performing Assets/Assets           0.13%          0.23%
          Net Loan Charge-Offs                   0.20%          0.23%
          Loan Loss Reserve/Gross Loans          1.26%          1.40%
          Non-Performing Loan Coverage            513%           311%
          Non-Performing Assets/Capital
                and Reserves                        2%             3%


Investments
-----------

     The Company's investment portfolio increased by 60%, to $484 million from $303 million one year ago.

     The portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 5.16% and a current duration of 4.8 years as of December 31, 2003.

     The appreciation in the available for sale portfolio totaled approximately $1.7 million at December 31, 2003.

Capital
-------

     Stockholder's equity at December 31, 2003 totaled $50 million, an increase of 17%, over stockholder's equity of $42.8 million at December 31, 2002. Return on average stockholders equity ("ROE") for the year 2003 was 14.21% as compared to 14.86% for 2002.

     The Company's capital ratios at December 31, 2003 were as follows:

                                                           Regulatory Guidelines
                                           Commerce          "Well Capitalized"
                                           --------          ------------------
          Leverage Ratio                     6.19%                 5.00%
          Tier 1                             9.57                  6.00
          Total Capital                     10.49                 10.00

Retail Activities
-----------------

     > In December, the Company opened its 22nd and 23rd branch offices, located in Dauphin County, completing our commitment to open 5 new offices in 2003. During the last three years, the Company has opened 10 of its 23 branch offices.

     > "Same store core deposit growth" at December 31, 2003 was 18% compared to the same period one year ago.

     > Commerce Bank continues its leading role in on-line banking with its penetration rate of 33%, which is one of the highest in America.

     > Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

     > Commerce Bank/Harrisburg is also a member of "the Commerce Bank Network" led by Commerce Bancorp (NYSE: CBH) in Cherry Hill, N.J.

                           FORWARD-LOOKING STATEMENTS

     The Company may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These  forward-looking  statements  include  statements with respect to the
Company's  beliefs,  plans,  objectives,  goals,  expectations,   anticipations,
estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's noninterest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

     The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.